UNITED STATES
                        SECURITIES EXCHANGE COMMISSION
                            Washington, D.C. 20549

______________________________________________________________________________

                                 SCHEDULE 13G


                                (Rule 13d-102)


          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                RULE 13d-2(b)


                   Under the Securities Exchange Act of 1934


                      American Access Technologies, Inc.
                ------------------------------------------------
                               (Name of Issuer)


                         Common Stock $.001 par value
                     --------------------------------------
                        (Title of Class of Securities)


                                  02368F 10 8
                           -------------------------
                                (CUSIP Number)








                                 May 22, 2003
                           ------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[   ]   Rule 13d-1(b)

[ X ]   Rule 13d-1(c)

[   ]   Rule 13d-1(d)

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CUSIP No.  02368F 10 8                       13G                   Page 1 of 2
-------------------------------------------------------------------------------

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1.        Names of Reporting Persons.

          Hirst Investment Management Inc.
-------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [  ]
-------------------------------------------------------------------------------
3.        SEC Use Only
-------------------------------------------------------------------------------
4.        Citizenship or Place of Organization          Florida, United States
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Number of          5.  Sole Voting Power                None
Shares             ------------------------------------------------------------
Beneficially       6.  Shared Voting Power                  306,915
Owned by           ------------------------------------------------------------
Each Reporting     7.  Sole Dispositive Power           None
Person With        ------------------------------------------------------------
                   8.  Shared Dispositive Power             306,915
-------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person      0
-------------------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain
          Shares [   ]
-------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)

          0%
-------------------------------------------------------------------------------
12.       Type of Reporting Person          CO
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
-------------------------------------------------------------------------------
CUSIP No.  02368F 10 8                       13G                   Page 2 of 2
-------------------------------------------------------------------------------

1.        Names of Reporting Persons.

          Global Asset Fund Ltd.
-------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

          (a) [X]
          (b) [ ]
-------------------------------------------------------------------------------
3.        SEC Use Only
-------------------------------------------------------------------------------
4.        Citizenship or Place of Organization           Cayman Islands
-------------------------------------------------------------------------------
Number of          5.  Sole Voting Power                None
Shares             ------------------------------------------------------------
Beneficially       6.  Shared Voting Power                306,915
Owned by           ------------------------------------------------------------
Each               7.  Sole Dispositive Power           None
Reporting          ------------------------------------------------------------
Person With        8.  Shared Dispositive Power           306,915
-------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person  306,915
-------------------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          [   ]
-------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)

          5.26%
-------------------------------------------------------------------------------
12.       Type of Reporting Person          OO


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

Item 1(a).     Name of Issuer:

               American Access Technologies, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               6670 Spring Lake Road
               Keystone Heights, Florida 32656

Item 2(a).     Name of Person Filing
Item 2(b).     Address of Principal Business Office or, if None, Residence
Item 2(c).     Citizenship

               Hirst Investment Management Inc.
               100 Colonial Center Parkway, Suite 140
               Lake Mary, FL 32746
               Florida corporation

               Global Asset Fund Ltd.
               c/o Forum Fund Services
               Third Floor, Washington Mall I
               22 Church Street
               Hamilton HM11
               Bermuda
               Cayman company

Item 2(d).     Title of Class of Securities:

               Common Stock $.001 par value

Item 2(e).     CUSIP Number:

               02368F 10 8

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a) [ ] Broker or dealer registered under Section 15 of the
                       Exchange Act.
               (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
               (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act.
               (d) [ ] Investment company registered under Section 8 of the
                       Investment Company Act.
               (e) [ ] An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E);
               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

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

               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
               (h) [ ] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;
               (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
               (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.        Ownership:

               Global Asset Fund Ltd.

               a. Amount beneficially owned: Global Asset Fund Ltd. beneficially owns 306,915 shares of common stock.

               b. Percent of Class: 5.26% of the aggregate outstanding shares of that class as of May 22, 2003.

               c. The sole power to vote or direct the vote of the entire shareholding and the sole power to dispose of or direct the disposal of the entire shareholding has been delegated to Hirst Investment Management Inc. on behalf of Global Asset Fund Ltd.

Item 5.        Ownership of Five Percent or Less of a Class:

               Not applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:

               Not applicable

Item 8.        Identification and Classification of Members of the Group:

               Not applicable

Item 9.        Notice of Dissolution of Group:

               Not applicable.

Item 10.       Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of


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

               or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



HIRST INVESTMENT MANAGEMENT INC.


By:     /s/ Gary Hirst
        ----------------------------
         Gary Hirst, President
         Date:  May 30, 2003

GLOBAL ASSET FUND LTD.
By:  Hirst Investment Management Inc.,
     as investment manager



        /s/ Gary Hirst
        -----------------------
         Gary Hirst, President
         Date:  May 30, 2003

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